UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 22, 2007

ALICO, INC.

(Exact Name of Registrant as Specified in Charter)

FLORIDA	0-261	59-0906081
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

POST OFFICE BOX 338, LA BELLE, FLORIDA	33975
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (863) 675-2966

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)

☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14D-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 22, 2007, Alico’s wholly owned subsidiary, Alico-Agri, Ltd. (“Alico-Agri”) closed on the restructure of one of its previously announced agreements with The Ginn Development Companies (“Ginn”) and its associated partner Lubert-Adler Real Estate Opportunity Fund for the sale of Alico-Agri’s property in Lee County, Florida. The documents for the restructure, consisting of a Second Amended and Restated Renewal Promissory Note in the principal amount of $54,552,668.20 in favor of Alico-Agri, Ltd., and a Second Amendment to Mortgage Deed, by and between Ginn-LA Naples, Ltd., LLP and Alico-Agri, Ltd., are retroactively effective as of September 28, 2007.

In 2001 and 2003 Alico-Agri entered into three separate agreements with Ginn for the sale of approximately 5,609 acres of land near Florida Gulf Coast University. The first contract, for an amount of $62.9 million relating to a sale which closed in July 2005, was the only contract subject to the restructure. The restructure consists of a reduction in the amount of principal due under this contract as follows: the amount of principal due on September 28, 2007 was reduced from $12.3 million to $0.4 million; the amount of principal due on September 28, 2008 was reduced from $12.3 million to approximately $3.5 million; the amount of principal due on September 28, 2009 was reduced from $14.1 million to $12.0 million; and the amount of principal due on September 28, 2010 was reduced from $15.8 million to $12.0 million. The restructuring extends the term one year for a balloon payment on September 28, 2011 of approximately $26.6 million. The note was also revised to set the interest rate retroactively to July, 2005 and base it on LIBOR plus 1.5%. The future payment of all interest outstanding will be made on a quarterly basis for the remaining term of the note based on LIBOR plus increasing percentage increments. This revision provides Alico with various options should Ginn default on its obligations. The payment terms of the second and third contracts remain unchanged. The documents which contain the full terms of the restructuring are attached as Exhibits 10.01 and 10.02 to this report.

In connection with the closing of the restructuring transaction, Alico-Agri received a total of $11.1 million in cash; $6.8 million relating to the first contract and consisting of $0.4 million of principal, $6.1 million of interest and the balance as an expense reimbursement; $3.6 million for an option extension on a second contract; and a payment of $0.7 million for interest due on the third contract.

Item 8.01	Other Events.

On October 24, 2007, the Company issued a press release announcing that its wholly-owned subsidiary, Alico-Agri, Lt. (“Alico-Agri”) restructured one of its previously-announced agreements with the Ginn Development Companies (“Ginn”) for the sale of Alico-Agri’s property in Lee County, Florida. The details of the restructure are disclosed above in Item 1.01 of this report.

The press release also announced Alico-Agri’s receipt of certain payments related to the Ginn contracts.

The Company is filing a copy of that press release as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Not applicable.

(b) Pro Forma Financial Information.

Not applicable.

(c) Shell Company Transactions.

Not applicable.

(d) Exhibits.

The following exhibits are included with this Report:

Exhibit 10.01	Second Amended and Restated Renewal Promissory Note in the principal amount of $54,552,688.20, effective September 28, 2007.

Exhibit 10.02	Second Amendment to Mortgage Deed, effective September 28, 2007.

Exhibit 99.1	Press Release dated October 24, 2007, announcing restructuring of Ginn Land Sale Agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALICO, INC. (Registrant)

Date:	October 25, 2007	By:	/s/ JOHN R. ALEXANDER
John R. Alexander
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit 10.01	Second Amended and Restated Renewal Promissory Note in the principal amount of $54,552,688.20, effective September 28, 2007.

Exhibit 10.02	Second Amendment to Mortgage Deed, effective September 28, 2007.

Exhibit 99.1	Press Release dated October 24, 2007, announcing restructuring of Ginn Land Sale Agreements.